Exhibit 10.2

4/9/08

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT and GENERAL RELEASE (hereinafter referred to as the “Agreement”) is made and entered into by and between Sharon A. O’Leary (“Executive”) and Vonage Holdings Corp. (defined herein to include, its affiliates, subsidiaries, predecessors and successors, and hereinafter referred to as “Vonage” or “the Company”), effective as of March 31, 2008 (the “Effective Date”). Executive and Vonage are hereinafter each referred to as the “Party” and, collectively, as the “Parties.”

WHEREAS, Executive has been employed by Vonage as Executive Vice President and Chief Legal Officer;

WHEREAS, Executive and Vonage entered into an Employment Agreement dated as of August 8, 2005 (“Employment Agreement”) (attached hereto as Exhibit A);

WHEREAS, the Parties acknowledge that it is in their mutual and best interests for Executive to separate from service as an officer and employee of Vonage effective March 31, 2008 and to resign as a member of all applicable boards of directors, boards of trustees, and executive and/or management committees of Vonage of which she is a member, also effective March 31, 2008 and such separation shall be treated as a termination of employment pursuant to Section 3(b) of the Employment Agreement;

WHEREAS, Vonage and Executive have read this Agreement and have had the opportunity to review it with their respective legal counsel; and

WHEREAS, Vonage and Executive desire to resolve any and all issues and claims between them relating to Executive’s employment and her separation therefrom, including without limitation, any and all issues and claims arising from or relating to the Employment Agreement, and to reach an amicable accord and settlement concerning their future relationship.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the undersigned Parties, intending to be legally bound, hereby agree as follows:

1.      Separation.  Executive will separate from service with Vonage on March 31, 2008 (the “Separation Date”), and Executive’s services on any and all boards of directors, boards of trustees, and executive and/or management committees of Vonage of which she was a member will end on such date pursuant to Section 3(e) of the Employment Agreement. The terms of Executive’s separation from Vonage are now being agreed to, as described herein.

2.      Salary.  Executive agrees that Vonage has no obligation to make, and will not make, any additional salary payments to Executive that have not already been paid, except for any and all earned, accrued or owed amounts, but not yet paid, to which Executive is entitled up to and including March 31, 2008, including, but not limited to, earned and unpaid salary, unused accrued vacation and unreimbursed reasonable business expenses (submitted in accordance with and payable under the Company’s expense reimbursement policy). Any further entitlement that Executive may have to compensation will be governed by the terms of this Agreement.

3.      Equity Incentive Compensation.

(a)       Stock Options.  The stock options granted to Executive on August 1, 2005, March 15, 2006 and March 15, 2007 will continue to vest through the Separation Date at which time the unvested options will be forfeited and the vested options will remain exercisable for a period of one year in accordance with the 2001 Stock Incentive Plan. Stock options granted to Executive on September 4, 2007 will be forfeited on the Separation Date.

(b)       Restricted Stock Units.  Unvested Restricted Stock Units granted to Executive on August 4, 2006 and August 4, 2007 will be forfeited on the Separation Date.

4.      General Release by Executive.

(a)       In exchange for the consideration provided in this Agreement, and as a material inducement for both Parties entering into this Agreement, Executive for herself, her heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Paragraph 4 as “Executive”) hereby irrevocably and unconditionally waives, releases, and forever discharges Vonage, and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, future officers, directors, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (hereinafter collectively referred to for purposes of this Paragraph 4 as “Vonage”) from any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which she has now or in the future may claim to have against Vonage based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the Separation Date in any way whatsoever relating to or arising out of Executive’s employment with or separation of employment from Vonage. Such claims include, but are not limited to, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, 29 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; any other federal, state or local statutory laws including, but not limited to, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Family Leave Act, the common law of the State of New Jersey; any claim under any local ordinance, including, but not limited to, any ordinance addressing fair employment practices; any common law claims; and any and all claims for counsel fees and costs.

(b)       To the fullest extent permitted by law, and subject to the provisions of Paragraphs 4(d) and 4(e) below, Executive represents and affirms that she has not filed, or caused to be filed and shall not cause to be filed on her behalf, any claim for relief against Vonage and, to the best of her knowledge and belief, no outstanding claims for relief have been filed or asserted against Vonage or any releasee on her behalf.

(c)      In waiving and releasing any and all waivable claims whether or not now known, Executive understands that this means that, if she later discovers facts different from or in addition to those facts currently known by her, or believed by her to be true, the waivers and releases of this Agreement will remain effective in all respects -- despite such different or additional facts and her later discovery of such facts, even if she would not have agreed to this Agreement if she had prior knowledge of such facts.

(d)      Nothing in this Paragraph, or elsewhere in this Agreement, prevents or prohibits Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Executive understands that, because Executive is waiving and releasing, among other things, any and all claims for monetary damages and any other form of personal relief (per Paragraph 4(a) above), Executive may only seek and receive non-monetary forms of relief through any such claim.

(e)      Nothing in this Paragraph, or elsewhere in this Agreement, is intended as, or will be deemed or operate as, a release by Executive of her rights to indemnification relating to her performance of services as an employee, officer and/or board member of Vonage, including, but not limited to, those rights to indemnification as are set forth in the Indemnification Agreement entered into by Executive and Vonage dated as of May 19, 2006 (attached hereto and incorporated herein as Exhibit B) and in Article EIGHTH of the Restated Certificate of Incorporation of Vonage Holdings Corp. dated as of May 30, 2006 (attached hereto and incorporated herein as Exhibit C). Accordingly, nothing in this Paragraph, or elsewhere in this Agreement, prevents or prohibits Executive from filing a future claim for indemnification or under any applicable insurance policy. In addition, Executive is not releasing any right she may have to obtain contribution as permitted by law as a result of any act or failure to act for which she and any released person are jointly liable.

5.      Release by Vonage.  In exchange for the consideration provided in this Agreement, and as a material inducement for both Parties entering into this Agreement, Vonage hereby irrevocably and unconditionally waives, releases and forever discharges Executive, her heirs, executors, administrators, trustees, legal representatives, successors and assigns from any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”), other than claims arising out of any criminal conduct or intentional wrongdoing by Executive, which it has now or in the future may claim to have against Executive based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the Separation Date in any way whatsoever relating to or arising out of Executive’s employment with or separation of employment from Vonage.

6.      Consideration and Post-Employment Benefits.  Vonage, for and in consideration of the undertakings of Executive set forth herein and pursuant to Section 3(b)(i) of the Employment Agreement, and intending to be legally bound, and provided that Executive does not revoke this Agreement pursuant to Paragraph 19(d) below, agrees that Vonage will pay the following to Executive:

(a)      any compensation earned, accrued, or owing to Executive as of the Separation Date but not paid, including without limitation, One Hundred Sixty-Nine Thousand Three Hundred Sixty Dollars ($169,360) which constitutes Executive’s annual bonus for 2007 and which will be paid in a lump sum on the previously scheduled payment date, but in no event later than April 30, 2008;

(b)      a pro-rated annual bonus for 2008 of Forty-Two Thousand Three Hundred Forty Dollars ($42,340) to be paid within thirty (30) days of the Separation Date;

(c)      an amount equal to Two Hundred Ninety Thousand Dollars ($290,000) to be paid in substantially equal bi-weekly installments over the six-month period commencing on the Separation Date; and

(d)      an amount equal to not more than Fifty Thousand Dollars ($50,000) for outplacement and transition services occurring during the period commencing on the Separation Date and ending December 31, 2008, such payments to be made to Executive within thirty (30) days of her submission of claims for reimbursement for such expenses.

7.      Post-employment Restrictions.

(a)       Confidentiality.     Executive agrees that she remains subject to the Employee Confidentiality and Innovations Agreement which she entered into upon her commencement of employment with Vonage (attached hereto and incorporated herein as Exhibit D).

(b)      Confidentiality of Agreement.     Executive agrees to keep secret and strictly confidential the terms of this Agreement as long as the Agreement has not been publicly disclosed, and further represents and warrants that she will not disclose, make known, discuss or relay any information concerning this Agreement, or any of the discussions leading up to this Agreement, to anyone (other than members of her immediate family, accountants or attorneys who have first agreed to keep said information confidential and to not disclose it to others), and that she has not done so. The foregoing shall not prohibit or restrict such disclosure as required by law or in connection with the Company’s filings with the Securities and Exchange Commission or any other governmental or regulatory body, or as may be necessary for the prosecution or defense of claims relating to the performance or enforcement of this Agreement, or prohibit or restrict Executive (or Executive’s attorney) or Vonage from responding to any such inquiry about this settlement or its underlying facts and circumstances by the Securities and Exchange Commission, the New York Stock Exchange, any other self-regulatory organization, or in response to a duly served and effective subpoena or discovery request in the course of any litigation.

(c)      Non-solicitation.  Executive affirms that the non-solicitation provisions contained in Section 6 of the Employment Agreement remain applicable to her in accordance with their terms.

(d)      Non-competition.  Executive agrees that she remains subject to the Employee Noncompete Agreement which she entered into upon her commencement of employment with Vonage (attached hereto and incorporated herein as Exhibit E). For purposes of the Employee Noncompete Agreement, Executive and Vonage agree that the phrase “business of Vonage as conducted by Vonage” on the date of termination of Executive’s employment means Residential Voice over Internet Protocol, or VOIP, broadband telephone service.

(e)      Non-disparagement.  The Parties each agree to refrain from intentionally (i) making, directly or indirectly, any derogatory comments concerning the other Party or (ii) taking any other action with respect to the other Party which is reasonably expected to result, or does result in, damage to the business or reputation of the other Party.

8.      Return of Property and Documents.  Executive represents and warrants that she will return, to Vonage all Vonage property (including, without limitation, any and all computers, identification cards, card key passes, corporate credit cards, corporate phone cards, files, memoranda, keys, and software) in Executive’s possession and that she will not, retain any duplicates or reproductions of such items. Executive further represents and warrants that she has delivered to Vonage all copies of any Confidential Information (as defined in the Confidentiality Agreement) in her possession or control and has destroyed all copies of any analyses, compilations, studies or other documents in her possession that contain any Confidential Information. Vonage agrees that Executive may retain her Blackberry provided that Vonage Confidential Information is removed.

9.      Cooperation.  Executive agrees to reasonably cooperate with Vonage for a period of two years in any future internal investigation or administrative, regulatory, or judicial proceeding to which she is not an adverse party. Her cooperation includes making herself reasonably available to Vonage or to its legal counsel upon reasonable notice for interviews and factual investigations, appearing at Vonage’s request to give testimony without requiring service of a subpoena or other legal process, volunteering pertinent information to Vonage and turning over all relevant documents which are in, or may come into, her possession. Executive also understands that if Vonage asks for her cooperation, Vonage will reimburse her for reasonable expenses upon her submission of appropriate documentation.

10.      Non-Admission.  It is specifically understood and agreed that this Agreement does not constitute and is not to be construed as an admission or evidence of (i) any violation by Vonage or Executive, of any federal, state, or municipal law, statute, or regulation, or principle of common law or equity, (ii) the commission by Executive or Vonage of any other actionable wrong, or (iii) any wrongdoing of any kind whatsoever on the part of Executive or Vonage, and shall not be offered, argued, or used for that purpose.

11.      Notices.  All notices, requests, demands and other communications hereunder to Vonage shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Vonage may subsequently designate:

Vonage Holdings Corp.

23 Main Street

Holmdel, New Jersey 07733

Attention: General Counsel

Any such notice, request, demand, or other communication to Vonage delivered in the manner specified above shall be deemed duly given only upon receipt by Vonage.

All notices, requests, demands, and other communications hereunder to Executive shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier, or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Executive may subsequently designate:

Sharon O’Leary

7 Shapen Way

Oceanport, New Jersey 07757

Any such notice, request, demand, or other communication to Executive delivered in the manner specified above shall be deemed duly given only upon receipt by Executive.

12.       Severability.  If, at any time after the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction or arbitrator to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided, however, that, upon any finding that Paragraph 4(a) is illegal and/or unenforceable (other than a finding caused by Vonage), Vonage shall be released from any obligation to make any further payment pursuant to Paragraph 6 of this Agreement.

13.       Choice of Law; Arbitration.  The terms of this Agreement and all rights and obligations of the Parties thereto including its enforcement shall be interpreted and governed by the laws of the State of New Jersey, without regard to conflicts of law principles. Pursuant to Section 11 of the Employment Agreement, which is incorporated by operation thereof and reference herein, any disputes arising out of this Agreement and which are mandatorily arbitrable shall be settled exclusively by arbitration before the American Arbitration Association at a location in New Jersey.

14.       Injunctive Relief.  Notwithstanding the limited agreement to arbitrate set forth in Paragraph 13 of this Agreement, any claim alleging breach of the Parties’ respective obligations pursuant to Paragraph 7 of this Agreement may be brought in any federal or state court of competent jurisdiction in the State of New Jersey, where the Parties consent to jurisdiction and agree not to argue that it is an inconvenient forum for resolution of the claim. A material breach of Paragraph 7 of this Agreement shall be considered to be irreparable harm, where no adequate remedy at law would be available in respect thereof. The Parties agree that neither Party will have any obligation to post a bond to obtain said injunctive relief.

15.       Modification of Agreement.  No provision of this Agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the Parties hereto. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.       Withholding.  Vonage may withhold from amounts payable or benefits provided under this Agreement any and all federal, state, and local taxes that are required to be withheld and reported by any applicable laws and regulations. Vonage may also withhold and report any amounts necessary pursuant to the benefit plans, policies, or arrangements of Vonage or otherwise, in accordance with any applicable Vonage policies, laws and/or regulations.

17.       Entire Agreement; Headings.  This Agreement sets forth the entire agreement between the Parties hereto with respect to the subject matter hereof, and any and all prior and contemporaneous agreements (including the Employment Agreement), discussions or understandings between the Parties pertaining to the subject matter hereof, including relating to severance payments or compensation, have been and are merged into and superseded by this Agreement; provided, however, that this Agreement does not supersede Sections 6, 7, 8, 10 and 11 of the Employment Agreement which survive in accordance with their terms. The headings of the paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

18.       Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

19.       EXECUTIVE ACKNOWLEDGES AND WARRANTS THAT:

(a)       she has read the terms of this Agreement and that she understands its terms and effects, including the fact that she has agreed to release and forever discharge Vonage or any releasee from any legal action arising out of her employment relationship with Vonage, the terms and conditions of that employment relationship, and the termination of that employment relationship;

(b)       she has signed this Agreement voluntarily and knowingly in exchange for the consideration described and referenced herein, which she acknowledges as adequate and satisfactory to her;

(c)       she has been informed that she has the right to consider this Agreement for a period of twenty-one (21) days from receipt prior to entering into this Agreement and she has signed on the date indicated below after concluding that the Agreement is satisfactory;

(d)       she has been informed that she has the right to revoke this Agreement for a period of seven (7) days following her execution of this Agreement by giving written notice to Vonage to the attention of General Counsel, Vonage Holdings Corp., 23 Main Street, Holmdel,

New Jersey 07733. This Agreement shall not be effective or enforceable until Executive’s right to revoke this Agreement has lapsed;

(e)       she has been and is hereby advised in writing by Vonage to consult with an attorney prior to signing this Agreement and she has consulted with her attorney;

(f)       neither Vonage, nor any of its agents, representatives or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained and referenced herein; and

(g)       this Agreement shall be governed, interpreted and enforced by and under the laws of the State of New Jersey, without regard to choice of law principles.

VONAGE HOLDINGS CORP.

By:	/s/ Sharon A. O’Leary	By:	/s/ Jeffrey A. Citron
Sharon A. O’Leary

Dated: 4/9/08		Dated: 4/9/08